Exhibit 18.1

March 12, 2014

Spartan Stores, Inc. and Subsidiaries

850 76th Street

Grand Rapids, MI

Dear Sirs/Madams:

We have audited the consolidated financial statements of Spartan Stores, Inc. and subsidiaries (the “Company”) as of December 28, 2013 and March 30, 2013, and for the 39 week period ended December 28, 2013 and the fiscal years ended March 30, 2013 and March 31, 2012, included in your Transition Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 12, 2014, which expresses an unqualified opinion and includes an explanatory paragraph emphasizing that the Company changed its fiscal year end from the last Saturday in March to the Saturday nearest to December 31. Note 1 to such consolidated financial statements contains a description of the Company’s adoption during the 39 week period ended December 28, 2013 of a change in the Company’s annual goodwill impairment testing date from the first day of the last fiscal quarter of the fiscal year ended on the last Saturday in March to the first day of the last fiscal quarter for the fiscal year ended on the Saturday nearest to December 31. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

DELOITTE & TOUCHE LLP

Grand Rapids, Michigan